Exhibit 99.(a)(1)(F)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT: ACCEPTED OFFER

Quest Software, Inc.

FINAL Election Confirmation Statement: Accepted Offer

Name: ABC XYZ	Employee ID: 123

The Offer to Amend or Replace Eligible Options has expired. Your FINAL election for the Offer to Amend or Replace Eligible Options has been recorded as follows:

☒ Amend ALL Eligible Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible Options	Revised Measurement Date	FMV of Quest Software Stock on Revised Measurement Date

The closing price per share of our common stock on Friday, June 27, 2008 was $            . As a result, the following actions have been taken with respect to your tendered Eligible Options:

Option Number	Amended or Replaced	If Replaced, New Option Grant Number	Adjusted or New Exercise Price	Number of Shares Currently Subject to Adjusted or New Options	Cash Bonus Due

The Cash Bonus(es) due to you will be paid, less applicable withholdings, on or about [July 15, 2008][January 9, 2009].

This is your FINAL Election Confirmation Statement. Please print a copy of this statement and keep it in a safe place.